Exhibit 10.4

                                BANTA CORPORATION
                          KEY MANAGEMENT RETENTION PLAN

1. Establishment. BANTA CORPORATION (the "Company") hereby establishes an incentive compensation plan for certain key employees, as described herein, which shall be known as the BANTA CORPORATION KEY MANAGEMENT RETENTION PLAN (the "Plan").

2. Purpose. The purpose of the Plan is to provide additional incentives for certain key employees to remain employed by the Company and/or a subsidiary of the Company for a minimum of two years following the effective date of the Plan.

3.   Effective  Date of the Plan.  The  effective  date of the Plan is April 30,
     1999.

4.   Maximum  Payout.   The  maximum  aggregate  amount  that  may  be  paid  to
     Participants (as defined below) under the Plan is $5,200,000.

5.   Administration.

     (a) The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company or any successor committee thereto (the "Committee").

     (b) Subject to the express provisions of the Plan, the Committee shall have authority to establish such rules and regulations (including, without limitation, rules relating to the deferral of the payout of Awards earned under the Plan) as it deems necessary or advisable for the proper administration of the Plan.

     (c) Subject to the express provisions of the Plan, the Committee shall also have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan. The Committee's determinations on the matters referred to in this Paragraph 5 shall be conclusive and binding upon all parties.

6. Eligibility. A limited number of key management employees of the Company and its subsidiaries shall be eligible to participate in the Plan. The persons entitled to participate in the Plan ("Participants") and the maximum award payable to each individual Participant ("Award") shall be determined by the Chief Executive Officer of the Company. The Chief Executive Officer of the Company shall not be entitled to participate in the Plan.

7. Rights of Employees. Nothing in this Plan or in any Award shall interfere with or limit in any way the right of the Company or any of its subsidiaries to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company and/or its subsidiaries.

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8.   Award  Agreements.  All Awards under the Plan shall be evidenced by written agreements (an "Award Agreement") in such form as the Committee shall determine.

9. Grant. In accordance with the provisions of the Plan, the Chief Executive Officer of the Company shall select key management employees to whom Awards shall be made and shall determine the maximum amount payable under any such Award. Awards granted under the Plan and subsequently forfeited shall not be available for regrant hereunder.

10. Payout of Awards. Payout of Awards granted under the Plan will be based on the Company's two-year cumulative earnings per share on a fully diluted basis (without giving effect to the Company's restructuring charge incurred in the quarter ending July 3, 1999 and subject to such exclusions as the Committee may deem appropriate, such as gains or losses from discontinued operations, any extraordinary gains or losses and the effects of accounting charges) ("EPS") during the Measurement Period (as defined below). The Measurement Period shall consist of the period commencing April 4, 1999 and ending March 31, 2001 inclusive. For any Award to be paid under the Plan, EPS must exceed $3.60 during the Measurement Period. For each full cent of EPS during the Measurement Period greater than $3.60, a Participant will be entitled to be paid 1.25% of his or her maximum Award up to and including 100% of the Award at an EPS during the Measurement Period equal to or greater than $4.40. In determining EPS for the Measurement Period, the expense associated with the payout of the Awards shall be included. Awards, if any, earned under the Plan will be paid out no later than May 15, 2001. Except as otherwise provided below, Participants must be employed by the Company and/or any subsidiary on March 31, 2001 to receive a payout of an Award, and no pro rata payout with respect to any Award shall be made.

11. Transferability of Awards. No Awards granted hereunder shall be transferable other than by will or by the laws of descent and distribution. A Participant's rights to payments under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant's beneficiary, and any such attempted anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment shall be null and void and not recognized by or be binding upon the Company and its subsidiaries.

12. Withholding. The Company may deduct and withhold from any cash otherwise payable to a Participant such amount as may be required for the purpose of satisfying the Company's obligation to withhold foreign, federal, state, local or other taxes.

13.  Termination of Employment.

(a) In the event a Participant's employment with the Company and its subsidiaries shall be terminated on or before March 31, 2001 for any reason, except death or total and permanent disability, all rights to receive a payout pursuant to an Award shall terminate immediately.


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

     (b) If the Participant shall die while employed by the Company or any subsidiary prior to the payout of an Award, the Award will be paid out on the regular payout date specified in Paragraph 10 (as though the Participant had remained employed through such payout date) to the person to whom the Award has been transferred by will or by the applicable laws of descent and distribution.

     (c) In the event of termination of employment with the Company or any subsidiary due to total and permanent disability prior to the payout of an Award, the Award will be paid out on the regular payout date specified in Paragraph 10 as though the Participant had remained employed through such payout date. For purposes hereof, a Participant's employment shall be deemed to have terminated due to total and permanent disability if he or she is permanently disabled within the meaning of the Banta Corporation Group Long Term Disability Plan.

               For purposes of the Plan: (A) a transfer of an employee from the Company to a 50% or more owned subsidiary, partnership, joint venture or other affiliate (whether or not incorporated) or vice versa, or from one subsidiary, partnership, joint venture or other affiliate to another or (B) a leave of absence duly authorized in writing by the Company, shall not be deemed a termination of employment under the Plan.

14. Adjustment Provisions. In the event of any change in the shares of the Company's common stock by reason of a declaration of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend), spin-off, merger, consolidation, recapitalization, or split-up, combination or exchange of shares, or otherwise, the EPS thresholds referenced in Paragraph 10 shall be appropriately adjusted by the Committee, whose determination shall be conclusive.

15. Amendment of Plan. The Board of Directors may at any time amend the Plan as it shall deem advisable. No amendment of the Plan may, without the consent of the Participant to whom any Award shall have been granted, adversely affect the rights of such Participant under such Award.

16. Change of Control. Notwithstanding any provision in the Plan to the contrary, all previously granted Awards which immediately prior to a Change of Control (as defined below) have not been paid out or cancelled shall be immediately paid out at the maximum level upon the occurrence of a Change of Control. For purposes of the Plan, a "Change of Control" shall be deemed to occur if (i) any individual, entity or group (within the meaning of Section 13(d) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 30% of the outstanding voting stock of the Company, (A) in whole or in part by means of an offer made to the holders of any one or more classes of such voting stock to acquire such shares for cash, securities, other property or any combination thereof, or (B) by any other means; (ii) the Company sells, transfers or assigns all or substantially all of its business and assets;
     (iii) the Company  consolidates with or merges into any other


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     corporation,  unless the  Company  or a  subsidiary  of the  Company is the continuing or surviving corporation; (iv) the Company acquires, whether through purchase, merger or otherwise, all or substantially all of the operating assets or capital stock of another entity and in connection with such acquisition persons are elected or appointed to the Board of Directors of the Company who are not directors immediately prior to such acquisition and such persons constitute a majority of the Board of Directors after such acquisition; or (v) any individual, entity or group succeeds in electing two or more directors of the Company in any one election in opposition to those nominees proposed by management of the Company.

17. Governing Law. The Plan, all Awards hereunder and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Wisconsin and construed in accordance therewith, to the extent not otherwise governed by the laws of the United States.

18. Unfunded Plan; Nature of Awards. The Plan shall be unfunded, all amounts at any time credited to the Participant shall be and remain the sole property of the Company and its subsidiaries, and the Participant shall have no ownership rights with respect thereto. Participants have the status of general unsecured creditors of the Company and its subsidiaries and the Plan constitutes a mere promise by the Company and its subsidiaries to make benefit payments in the future if such payments become due and owing. It is the intention of the parties that the arrangements be unfunded for tax purposes and for purposes of Title I of ERISA.


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


                                Banta Corporation
                     Key Management Retention Plan Agreement


_________________, 1999

TO:      ___________________________

Congratulations on your selection as a Participant in the Banta Corporation Key Management Retention Plan (the "Plan"). This Agreement provides a brief summary of your Award.

The attached Plan document provides the complete details of your rights under the Plan as well as the conditions and limitations affecting such rights. All capitalized terms appearing in this Agreement shall have the meanings defined in the Plan.

OVERVIEW OF YOUR AWARD

1.   Maximum Award Payable: $_______________

2.   Grant Date: ___________________________

3.   Payout Date: __________________________

IN WITNESS WHEREOF, the Company has caused this Key Management Retention Plan Agreement to be executed by one of its duly authorized officers as of the Grant Date specified above.

BANTA CORPORATION


By:_________________________________



Please acknowledge your agreement to participate in the Plan and this Agreement, and to abide by all of the governing terms and provisions, by signing the following representation:

                            Agreement to Participate

By signing a copy of this Agreement and returning it to Henry M. Wells, III, I acknowledge that I have read the Plan, and that I fully understand all of my rights under the Plan, as well as all of the terms and conditions of my Award. Without limiting the generality of the preceding sentence, I understand that the payout of my Award is conditioned upon my continued employment with the Company and/or a subsidiary thereof and Company performance during the Measurement
Period. I agree to keep my participation in, and the existence of, this Plan confidential.


                                      ______________________________________
                                      Participant